EXHIBIT 99.1

               Genesee & Wyoming's Joint Venture with Wesfarmers
                Selected as Winning Bidder for Westrail Freight

GREENWICH, Conn., Oct. 30/PRNewswire/ -- Genesee & Wyoming, Inc. (GWI) announced today that its newly-formed joint venture, Australian Railroad Group Pty Ltd (ARG), has signed an agreement with the government of Western Australia to purchase Westrail Freight for approximately $323 million including working capital and acquisition fees. The completion of the transaction is subject to customary closing conditions and is expected by the end of 2000. ARG is a joint venture owned 50% by GWI and 50% by Wesfarmers Limited, a public corporation based in Perth, Western Australia.

          Westrail Freight is composed of the freight operations of the currently state-owned railroad of Western Australia. For the fiscal year ended June 30, 2000, Westrail Freight had revenue of $142 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of $49 million. The railroad operates over 3,280 miles of standard and narrow gauge track and carries approximately 31 million tons of freight per year. Primary commodities hauled include grain, alumina, iron ore, nickel ore and wood chips. In connection with the acquisition of Westrail Freight, ARG will acquire 95 locomotives and approximately 2,500 railcars, as well as a license to operate the track for 49 years. ARG will also employ approximately 1,000 of Westrail's current 1,125 employees, a staffing level that ARG has agreed to maintain for at least two years.

          To effect the acquisition, GWI will contribute its wholly-owned Australian operations, Australia Southern Railroad (ASR), to ARG along with GWI's interest in the Asia Pacific Transport Consortium (APTC) - a consortium selected to construct and operate the Alice Springs to Darwin railway line in the Northern Territory of Australia. ASR generated $42.3 million of revenue, $8.1 million of EBITDA, and $5.7 million of operating income during the twelve months ended June 30, 2000. Additionally, GWI will contribute $19 million of cash to ARG. GWI expects that its cash contribution will be partially funded with proceeds from the recently announced private placement of up to $25 million of Convertible Preferred Stock with the 1818 Fund of Brown Brothers Harriman & Co.

          It is expected that Wesfarmers will contribute $62 million in cash to ARG for its 50% ownership. ARG has also received binding commitment letters for $249 million in acquisition debt and $65 million in construction and working capital facilities from Bank of America and the Australia and New
Zealand Banking Group Limited (ANZ).   A portion of these credit facilities
will be used to refinance approximately $7 million of debt currently outstanding at ASR.

          ARG's combined freight operations, including those of ASR and Westrail, will serve the western half of the Australian continent and will be the nation's largest private rail operator with pro forma results for the twelve month period ended June 30, 2000 of $184 million of revenue and $57 million of EBITDA. The operations will be led by Charles W. Chabot, the current Senior Vice President of ASR. Mr. Chabot will serve as Chief Executive Officer of ARG. GWI and Wesfarmers will jointly control ARG, with each company electing three members to the six seat Board of Directors.

          GWI will account for its 50% ownership in ARG under the equity method of accounting and will therefore be deconsolidating ASR from its consolidated financial statements. GWI will also recognize a one-time gain on its contribution of ASR to ARG. GWI expects that its 50% interest in ARG's net income, pro forma for the Convertible Preferred Stock issuance and the debt financing, will be accretive to its earnings per share.

     Mortimer B. Fuller III, Chairman and Chief Executive Officer of GWI commented, "We are pleased to be the successful bidder for the high-quality rail property of Westrail Freight and are especially excited to be combining our railroading expertise with an outstanding business partner in Wesfarmers. Through the formation of ARG, we are building on GWI's initial investment in ASR in 1997 and transforming our operations into a major rail carrier that will play a significant role in the future of the Australian rail industry."

     John C. Hellmann, Chief Financial Officer of GWI, said "The acquisition of Westrail Freight and the concurrent formation of ARG is an important event for our company. First, the transaction will contribute significant net income to GWI and will help to enhance the quarterly stability of our core earnings. Second, the cumulative impact of the Westrail purchase and the associated financings will be accretive to GWI's EPS. Through this transaction, we hope to continue the EPS momentum that we have built over the past 18 months."

     Wesfarmers is a public company listed on the Australian Stock Exchange with a market capitalization of $2.0 billion and annual revenues of $1.8 billion. Its major businesses include energy (coal and gas), fertilizers and chemicals, rural merchandising, insurance and financial services, forest products, and transportation. Wesfarmers is based in Perth, Western Australia.

     GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico and Australia, and provides freight car switching and related services to industrial companies that have extensive railroad facilities within their complexes. In 1999, GWI marked the one-hundredth anniversary of its founding as a 14-mile railroad in upstate New York. The Company today operates in four countries on two continents over 3,750 miles of owned and leased track. It also operates over an additional 2,700 miles under track access arrangements. In October 2000, the Company was ranked 99th on Forbes magazine's list of the 200 best small companies in America.

     This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, economic conditions, customer demand, increased competition in relevant markets, and others. We refer you to the documents that Genesee & Wyoming Inc. files from time to time with the Securities and Exchange Commission, such as the Company's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. All monetary references are in US dollars and based on current exchange rates.

SOURCE  Genesee & Wyoming Inc.                                  10/30/2000
     /CONTACT: John C. Hellmann, Chief Financial Officer of Genesee & Wyoming Inc., 203-629-3722/
     /Web site:  http://www.gwrr.com/
     (GNWR)































                                      -3-